Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated March 31, 2025, except for Note 17, as to which the date is February 5, 2026, with respect to our audit of the consolidated financial statements of HWH International Inc. and Subsidiaries as of December 31, 2024 and for the year then ended. Our report included an emphasis of matter paragraph relating to the Company’s significant related party transactions.

Grassi & Co., CPAs, P.C.

Glastonbury, Connecticut

July 27, 2026